Exhibit 99.2

Friday November 20, 1:02 pm Eastern Time

Company Press Release

FIRSTAR CORPORATION DECLARES DIVIDEND
DISTRIBUTION OF PREFERRED SHARE PURCHASE
RIGHTS

MILWAUKEE--(BUSINESS WIRE)--Nov. 20, 1998--The board of directors of Firstar Corporation (NYSE:FSR - news) today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Firstar Corporation common stock.

Jerry A. Grundhofer, president and chief executive officer of Firstar Corporation, stated, "The Rights are designed to assure that all of Firstar Corporation's stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against abusive tactics to gain control of Firstar Corporation without paying all stockholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment."

The Rights are intended to enable all Firstar Corporation stockholders to realize the long-term value of their investment in the company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the board prior to attempting a takeover.

The Rights will be exercisable only if a person or group acquires 15 percent or more of Firstar Corporation's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $300.

If a person or group acquires 15 percent or more of Firstar Corporation's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Firstar Corporation's common shares having a market value of twice such price. In addition, if Firstar Corporation is acquired in a merger or other business combination transaction after a person has acquired 15 percent or more of the company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the company's common stock, the Rights are redeemable for one cent per Right at the option of the board of directors.

The board of directors is also authorized to reduce the 15 percent thresholds referred to above to not less than 10 percent.

The dividend distribution will be made on December 1, 1998, payable to stockholders of record on that date, and is not taxable to stockholders. The Rights will expire on December 1, 2008.

The new Firstar Corporation is the result of the merger of Star Banc Corporation and Firstar Corporation on November 20, 1998. The new Firstar Corporation is a $38 billion bank holding company with 720 full-service banking offices in Ohio, Wisconsin, Kentucky, Illinois, Indiana, Iowa, Minnesota, Tennessee and Arizona. Firstar offers a full complement of consumer, commercial and trust financial services and products. Firstar, a leader in high quality customer service and relationship banking, was the first bank in the U.S. to offer a fully integrated 24-Hour Banking System in 1995. Firstar's 24-Hour Banking System includes branch banking, voice activated phone banking, PC banking, Super ATMs, video kiosk banking and Internet Banking.
Firstar's Internet Banking is available to customers through a state-of-the-art on-line real time system which enables customers to access their total banking relationship, at no charge, through their personal computer. In 1996, Firstar was the first bank to offer its Five Star Service Guarantee which assures customers of certain key banking benefits and services or customers will be paid for their inconvenience. Firstar's Internet address is http://www.firstar.com. Firstar was founded in 1853.

Contact:

Firstar Corporation
Steve Dale (Media), 513/632-4524
Joe Messinger (Analysts) 414/765-5235